Exhibit 10.57
ASSET MANAGEMENT AGREEMENT
Identifier: NEO2011-GTS- TCO #1.2
     This Asset Management Agreement (“AMA”) is a contract by and between John D. Oil and Gas Marketing, LLC (“John D.”) and Gas Natural Service Company, LLC (“Service Company”) which permits Service Company to become John D.’s asset manager for the transportation and storage of natural gas on Columbia Gas Transmission, LLC (“Columbia”) pursuant to Service Agreement #37959.
RECITALS
     Whereas, Northeast Ohio Natural Gas Company (“NEO”) entered into a capacity release and Asset Management agreement with John D. on January 4, 2010, which was subsequently assigned the Identifier: NEO2010 — GTS — TCO #1.1 (hereinafter the “GTS” contract); and
     Whereas, John D. has named Service Company John D’s Asset Manager for certain FSS and SST Service Agreements for storage and transportation capacity on Columbia; and
     Whereas, John D. desires to combine the GTS capacity with such FSS and SST capacity in the most efficient manner;
     Now therefore, the Parties agree as follows:
1.	Asset Management Agreement. John D. and Service Company agree that Service Company shall become the Asset Manager of John D. for the GTS contract and all capacity under Service Agreement #37959 on Columbia.

2.	NAESB Contract: John D. and Service Company agree to use the base contract of the 2006 version of the North American Energy Standards Board contract (the “NAESB” contract) for such sales transactions that use the GTS capacity, from time-to-time, as evidenced by a valid confirmation agreement. Therefore, this AMA incorporates the provisions of the NAESB contract unless a specific provision of the AMA expressly contradicts a provision of the NAESB contract.

3.	Regulatory Compliance. It is the express intention of John D. and of Service Company to comply with all aspects of the rules, regulations and decisions of the Federal Energy Regulatory Commission (the “FERC”) regarding Asset Management Agreements that were in effect at the time of execution of this Contract. Deviations from such rules, regulations and decisions of the FERC related to AMAs are due to

ASSET MANAGEMENT AGREEMENT
Identifier: NEO2011-GTS- TCO #1.2
4.	mistake or inadvertence and not to intent. If an action occurs that results in a material deviation from the rules, regulations or decisions of the FERC, John D. and Service Company pledge to make a good faith effort to rectify such deviations, when discovered by either or both of them.

5.	Term of Contract. This AMA shall commence upon execution by duly authorized representatives of each Signatory. The provisions of the AMA governing the capacity release of the GTS capacity, and all revisions thereto, may be terminated upon the mutual written agreement of the Parties or unilaterally upon thirty (30) days prior written notice by John D. to Service Company.

6.	Pricing of Released Capacity. Service Company agrees: (1) to assume all the rights and obligations specified in the GTS Service Agreement on Columbia, including payment of all costs related to the Service Agreement including but not limited to rates, fuel charges, authorized or unauthorized over-run charges, penalties or fees as approved by the FERC for Columbia’s GTS service agreements; and (2) to hold John D. harmless from the incurrence of all such Service Agreement costs. Service Company shall have the absolute right to receive any FERC ordered refunds or rebates allocated to each Service Agreement.

7.	Express Conditions — Rights of Recall. John D. agrees that Service Company will have full beneficial use of the GTS capacity EXCEPT Service Company agrees that John D. may on any day during a minimum period of five months/155 days out of each twelve-month period of the release (and on five-twelfths of the days of any additional period of the release not equal to twelve months), call upon Service Company to deliver to John D. one-hundred percent of the daily contract demand specified in each Service Agreement. The price of the natural gas so delivered shall be as specified in a confirmation agreement to the NAESB base sales contract.

8.	Appointment of Agent on Columbia. John D. agrees to undertake the timely posting of the capacity release and such capacity release recalls, as may occur from time-to-time, on Columbia’s internet website in accord with the rules and regulations of the FERC and Columbia’s tariff.

9.	Assignment: All of the covenants, conditions and obligations of this contract shall extend to and be binding upon the heirs, personal representatives, successors and assigns respectively of the parties hereto, provided, however, that this contract shall not be assigned by John D. or by the Service Company without the written consent of the other parties, which consent shall not be unreasonably withhold. Notwithstanding the foregoing, no consent shall be required if John D. assigns this contract to an affiliated marketing company or if the Service Company assigns this contract to an affiliated Service Company. For purposes of this contract an affiliate shall mean an entity or person that, directly or indirectly, through one or more intermediaries,

ASSET MANAGEMENT AGREEMENT
Identifier: NEO2011-GTS- TCO #1.2
controls, is controlled by, or is under common control with, such first entity or person.

10.	Termination of Asset Management and Agency Agreements. Service Company shall act as John D.’s agent as described above on Columbia until this AMA is terminated in writing as provided in Paragraph 3 above EXCEPT that if this contract is terminated or determined to be invalid, the provisions of NEO2010 — GTS — TCO #1.1 shall remain in full force and effect and Service Company shall have a duty to execute such forms and agreements as will permit John D. to exercise its full rights under NEO2010 — GTS — TCO #1.1.
     THEREFORE, Service Company agrees to become the Asset Manager of John D. as described above, and John D. agrees to enter into a pre-arranged capacity release and Asset Management Agreement for GTS capacity pursuant to Service Agreement #37959 with the Columbia pipeline, subject to John D’s rights of recall as specified above, which are not to be diminished by any contract entered into by Service Company or its assignees with John D. or with any other third party, whether affiliated or not affiliated.
     IN WITNESS WHEREOF, the Parties have executed this Asset Management Agreement.
This AMA may be executed in counterparts, an original of each signed AMA to be delivered to the counterparty.

Asset Manager:			Capacity Releaser:
Gas Natural Service Company, LLC			John D. Oil & Gas Marketing, LLC

By:	/s/ Jonathan A. Harrington		By:	/s/ Rebecca Howell
	Name:	Jonathan A. Harrington		Name:	Rebecca Howell
	Title:	Controller, Gas Natural, Inc.		Title:	Controller & Secretary
	Date: 2/24/2011			Date: 2/24/2011